Exhibit 99.2

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – Senior VIce President, Investor Relations, Marketing & Communications
Bob Paul – Chief Executive Officer
Joseph Angileri – President & Chief Operating Officer
Laura Lawson Fournier – Chief Financial Officer, Treasurer & Executive VP

Other Participants

S. Kirk Materne – Analyst, Evercore Partners (Securities)
Aaron M. Schwartz – Analyst, Jefferies & Co., Inc.
Mark C. Jordan – Analyst, Noble Financial Capital Markets
Derrick Wood – Analyst, Susquehanna Financial Group LLP
Mike Latimore – Analyst, Northland Securities, Inc.
Jeremy Kahan – Analyst, Bow Street LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Hello, and welcome to the Compuware Corporation First Quarter Earnings Release Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes. At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, Senior VIce President, Investor Relations, Marketing & Communications

Thank you very much, Tom, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, Chief Executive Officer; Joe Angileri, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives, and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call.

While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

I will now turn the call over to Bob, who will provide a summary of the quarter’s results. Joe will then highlight business unit operating results, followed by Laura, who will close with key financial information. We will then open the call to your questions. Bob?

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Bob Paul, Chief Executive Officer

Thanks, Lisa. Powered by strong growth in our APM and Covisint business units, along with a continued focus on the bottom line, Compuware produced a solid first quarter. With $0.05 in EPS and $226 million in revenue, we’ve established a solid platform for achieving our full-year guidance. However, strictly due to expected currency headwinds, we are revising EPS down to $0.02 [sic] [down $0.02] to $0.43 to $0.47 and revenue to the $1.04 billion to $1.05 billion range. To meet these goals, we will maintain disciplined execution with a focus on margin attainment in each of our business units as revenues ramp over the course of the year, particularly in the second half.

The Compuware APM business unit delivered 28% year-over-year increase in total revenues in Q1, with strong results across every product category. We landed 197 new APM customers this quarter, more than half from the enterprise side of the business. License revenue increased more than 95% from last year, driven by dynaTrace revenue and by renewed momentum from our DCRUM [Data Center Real-User Monitoring] solution. SaaS revenues grew more than 6%, a number we expect to trend higher in the coming quarters toward 20% long term. Our success in Compuware APM was driven by two primary factors – significant product differentiation that meets the needs of modern APM and increased organizational focus.

The Compuware APM spring release relieves a number of key pains our customers feel with the market’s traditional approaches to APM. Our customers don’t have six months to deploy, nor do they have the staff to manually configure software every time they change infrastructure. They demand flexibility, agility, and visibility across an entirely new environment for delivering modern applications. None of the traditional vendors in this space can meet these requirements, and our momentum and increasing win rates show that Compuware can.

With numerous industry firsts, the spring release has solidified our position as the unquestioned leader in this market category. We have extended our DCRUM offerings so our customers can overcome the massive complexity at the edge of the internet, which is being driven by web, mobile, and streaming apps. This is an entry-level requirement for modern APM. Simultaneously, our customers tell us that DCRUM is now much easier to implement and dashboard, resulting in more rapid time to value. More than half of our wins in this category against old legacy solutions from the traditional systems management companies.

We broadened dynaTrace to provide deep transaction monitoring for dynamic cloud and big data environments like Cassandra NoSQL and Hadoop MapReduce. The new auto populating dashboards and smart analytics meet major challenges for operations team and provide clear differentiation against the niche competition.

Our new Gomez SaaS portal offers a leap forward in usability, and our IPv6 support clearly differentiates us from the competition. Expect additional market leadership through specific Gomez offerings for the cloud and big data trends soon.

Finally, by converging network and application performance probes into a single platform, we’re investing where the market is going – a simplified, broad, convergence of application and network performance management.

Our spring releases were extremely significant and, believe it or not, we have just as compelling introductions coming out in the fall, creating an even broader competitive gap and strengthening our next-generation APM platform.

Our targeted sales approach introduced last October has provided clarity for our buyers. The separate sales teams are working very well, and we still have the ability to capitalize on cross-selling opportunities where we see synergies. For example, this quarter about half of our Q1 dynaTrace revenues came from DCRUM customers. Having said that, our cross-selling has really only just begun, as we are less than 10% cross-penetrated through our existing customer base.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

As we’ve discussed previously, we expect about 40% of our APM business to occur in the first half of the year, ramping to 60% in the second half. This isn’t particular to the APM market, but simply a common business cycle related to new fiscal year programs and customer spending patterns.

A profound change has taking place in the APM market. The shift to composite apps, rapid release cycles, a more dynamic agile platforms favors our modern, new generation approach to APM. The guard is changing, and we believe that our approach is redefining APM, and the results are beginning to show it.

Our partner organization delivered another productive quarter, with particular strength in our MSP programs. Our targeted service provider outreach program has paved the way for us to achieve preferred APM vendor status with many of the world’s largest providers.

During Q1, [indiscernible] (6:34) named us as the preferred global APM vendor, and we expect to announce additional wins at the two of the world’s largest providers in the next two quarters. Winning these preferred APM vendor projects allows us to eliminate competition and build joint propositions with providers who then embed our APM offering in their managed service offerings. These offerings are then delivered to some of the largest companies in the world through extensions to the existing MSP contracts.

Additionally this quarter, Compuware expanded its sister relationship through the introduction of Cisco’s cloud-connected solutions. This building block of the Cisco cloud intelligent network allows organizations to connect users to the cloud with the confidence of an optimally performing application experience, and it’s powered by Compuware APM.

Compuware Covisint grew revenues more than 27% year-over-year in Q1. Our momentum continues to ramp as companies are beginning to understand how they can and must differentiate by collaborating securely from inside and outside their organizations. In fact, we had our strongest bookings quarter in Q1, which bodes well for the balance of the year.

While the big news in healthcare this quarter was the Obamacare ruling, Covisint’s value proposition extends beyond any particular government regulation. The trend towards sharing patient data across a community to ensure the most effective care, a trend that gives Covisint tailwind, will continue regardless of any particular government outcomes.

We recently signed an agreement with the largest state health information exchanges, the state of Indiana. But our focus has evolved to address the now market-dominant accountable care model. Accountable care provides greater Medicare reimbursements to organizations that share private health data across a community to deliver better care.

Our secured collaboration platform not only allows organizations to safely share such data, but also offers sophisticated tools to analyze the data. Our business with state [indiscernible] (8:33) is solid, but the ACO model is the future of healthcare, and its outcome-based approach is not impacted by politics. In fact, new meaningful use guidelines due later this year will reward collaboration and penalize those organizations that don’t share data.

Our partnership with AT&T and the American Medical Association represents a unique value proposition that now capitalizes on many of these trends to revolutionize how care is delivered. The approach is responsible for about a third of our healthcare revenue and will continue to do so for the foreseeable future.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Covisint’s automotive business continues to show strength, and we see potential upside growth coming from consumer-based initiatives around connected vehicles. Autos have become network end points radically changing the relationship between the car owner and the OEMs, creating additional opportunities for long-term relationships and revenues. Covisint provides that platform that enables manufacturers to engage with owners to renew features of the vehicles, and we’re seeing tremendous growth in this area. In terms of the IPO, everything remains on track.

Compuware Changepoint has achieved a powerful transformation in its business with more than 50% of bookings now coming from its target market, technology services. Changepoint SaaS delivery model also continues to show strength. More than 50% of new agreements signed in Q1 were for SaaS usage. Leading analyst firm Gartner recently gave Changepoint the top rating in its Project and Portfolio Management MarketScope, and we join them in believing that prospects for the offering remain very bright. Although Changepoint revenues were down slightly year-over-year, the pipeline and weighted forecast details lead us to believe that we will recharge expected growth rates this fiscal year.

Compuware Professional Services produced more than $35 million in revenue this quarter. Importantly, margins reached approximately 18%, up six points from 12% in Q4 last year. This is a result of better resource utilization and a focus on ever higher margin solutions. In particular, our Mobile Solutions Group achieved 147% revenue growth compared to Q1 last year. We have now developed more than 25 million downloaded and deployed mobile applications.

Compuware Uniface revenues came in around $10 million in Q1, down slightly from last year. Uniface continues to deliver on its business plan of profitably servicing existing clients while getting additional nameplates for new capabilities for quickly developing complex, secure Web 2.0 applications for the cloud and other modern environments.

We are currently putting a lot of emphasis on our Mainframe Solutions business unit to ensure it meets our expectations. Over the last couple of years we have offset a steady decline in MIPS usage through a recommitment to customer value leveraged by our market-leading productivity tools. We continued to see significant momentum around solutions like Test Data Privacy for which we have millions of dollars of engagement either underway or set to begin primarily at global financial institutions. Our modernized Workbench and its simple graphical-base screens have also been well received and allow customers to rapidly train and replace their retiring specialists.

We are also working on a new initiative that reduces risks and costs of operating mainframe platforms. Companies continue to struggle to replace the expensive talent they lose every day in this field, and we believe that we have a combined products and services offering that shows great promise of solving this problem that could deliver some upside to the business.

As expected, our Mainframe revenues are down year-over-year in Q1. Based upon our renewal cycles and the overall MIPS decline as reported by IBM earlier, we see this trend continuing through next quarter. We expect a shipment of IBM new boxes toward the end of the year actually will have two additional and compounding effects. First, it should delay any expected new capacity in Q2. Second, it should create pent-up demand that will create some lift toward the end of the year.

For these reasons, I don’t see much change sequentially for Compuware overall in Q2 from Q1, but continue to believe that our annual guidance, except for the effects of currency, is very sound. Joe?

Joseph Angileri, President & Chief Operating Officer

Thanks, Bob. I’ll now provide a deeper look into the business unit results.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

The APM business had a very strong first quarter, producing total revenues of $71.2 million, up 28% year-over-year. APM software license fees for the quarter were $22.4 million, up 95% year-over-year. For the quarter, we added 108 new deep transaction monitoring and DCRUM enterprise customers, which is a 337% year-over-year increase.

APM subscription fees for the quarter were $19.9 million, up 6% year-over-year. And APM operating expenses for the quarter were $76.1 million, up approximately 10% year-over-year. Even though expenses were up, APM’s contribution margin for the quarter was negative 7% as compared to negative 25% during the same period last year, an improvement of $9 million. APM showed a net loss of $4.9 million as we continue to push towards profitability by the end of the year.

Now as Bob said, there is clearly a changing of the guard in the APM market, as organizations move away from the old legacy solution providers best identified by their initials toward more progressive, focused, and innovative companies like Compuware. We’re convinced that this trend will continue.

Consistent with our prior communications, Mainframe produced total revenues of $79.9 million, down 18% year-over-year. Mainframe software license fees for the quarter were $9.1 million, down 52% year-over-year, again the result of two very large deals in Q1 in fiscal year 2012 with no similar-sized deals this quarter.

Mainframe operating expenses for the quarter were $22.8 million, down 5% year-over-year. And Mainframe’s contribution margin for the quarter remained strong at 71%, albeit short of the 75% achieved during the same period last year.

Like APM, the Covisint business unit had a solid first quarter, producing total revenues of $20.6 million, up 27% year-over-year. Covisint’s operating expenses for the quarter were $18 million, up 7% year-over-year. And Covisint’s contribution margin was a positive $2.6 million or 12.5% for the quarter, compared to a $700,000 loss or negative 4.1%, during the same period last year.

Now in light of the IPO, management’s been advised to not provide forward-looking projections on Covisint. Notwithstanding, we had strong bookings in Q1, and our pipeline remains robust.

The Professional Service business unit produced total revenues of $35 million, down 12% year-over-year. However, as we continue to manage to margin, Professional Services operating expenses for the quarter were $28.9 million, down 8.4% year-over-year. Professional Services contribution margin for the quarter remained steady at 18% compared to 21% during the same period last year.

In Q1, the Changepoint business unit produced total revenues of $9 million, down 10% year-over-year. Changepoint had a challenging first quarter with software license fees for the quarter around $800,000, down 60% year-over-year. A significant challenge occurred in Europe, with license fees off substantially, as Changepoint felt the impact of the sluggish European economy.

Changepoint’s operating expenses for the quarter were $9.7 million, down 15% year-over-year. And although we managed to trim Changepoint’s expenses, Changepoint had a negative contribution margin for the quarter of 7.7%, which however was an improvement over the negative 14% during the same period last year.

Now the Uniface business unit produced Q1 revenue of $10.5 million, down 4.1% year-over-year. Uniface software license fees in the quarter were $1.8 million, down 9.4% year-over-year. And Uniface’s operating expenses for the quarter were $5.4 million, essentially flat year-over-year. As a result Uniface’s contribution margin for the quarter was 48% compared to 51% during the same period last year.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

So as you can see, our core growth drivers performed very well, and we remain optimistic about their continuing growth for the remainder of this year. Laura?

Laura Lawson Fournier, Chief Financial Officer, Treasurer & Executive VP

Thanks, Joe. We are pleased with our Q1 results, particularly the solid performance of our primary growth drivers, APM and Covisint.

Operating cash flow for Q1 was approximately $18.1 million. For fiscal year 2013, we continue to expect operating cash flow to be approximately $170 million to $175 million. As of June 30 this year, our long-term deposition stood at $36.5 million. And as of today, given the stock repurchase program and the timing of our cash flow from operations, we expect to carry a balance on the line of credit throughout fiscal 2013.

With regard to the stock buyback, in Q1 we repurchased approximately 1.7 million shares for approximately $15.4 million. As mentioned on the Q4 call, we did implement a 10b5 stock buyback program in Q1, which contributed to the numbers I just shared. Furthermore, as of today year to date, we have already repurchased more stock than we did all of last year. We will continue to repurchase stock as market conditions allow.

Finally, our effective tax rate for Q1 was 37%, and we anticipate our tax rate to be approximately 37% for the rest of the fiscal year.

Again Q1 was a solid start for this year. We will look to build on this momentum next quarter and throughout the rest of the year. Lisa?

Lisa B. Elkin, Senior VIce President, Investor Relations, Marketing & Communications

Thanks, Laura. Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from the line of Kirk Materne with Evercore. Please go ahead.

<Q – Kirk Materne – Evercore Partners (Securities)>: Thanks very much. I guess just maybe a couple quick housekeeping questions for you guys. Just in terms of the guidance reduction based on the FX, is that sort of applied equally across the business units, or how should I think about that adjustment relative to some of the guidance you guys gave on the first quarter for specific business unit growth?

It looks like it was about a 3% cut across the board. When we think about the APM business having a 25% or so growth opportunity or goal for the full year, should that now be adjusted to 22%? I guess, can you just give us some idea of how we should think about that on a business-by-business unit basis – on a business-by-business basis as best you can?

<A – Laura Fournier – Compuware Corp.>: Well, it is across the board. One of the primary areas obviously is the maintenance.

<A>: Yep.

<A – Laura Fournier – Compuware Corp.>: And so that’s where it hits Mainframe a little bit harder in the revenue than the other areas – because Mainframe, obviously we have a lot of maintenance that we’ve already sold and that we recognize over the rest of the year. But for the rest of it, I think it’s pretty much straight across the board – across the...

<A>: Except for services.

<A – Laura Fournier – Compuware Corp.>: Except for services, yeah. Services is all North America.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay, great. That’s helpful. Thanks. And then just, Bob, you mentioned Gomez obviously is still a little bit, I guess, below what we were expecting to see. Can you just give me – I guess, give us some reason why you guys feel comfortable about the growth rate on that business reaccelerating? Can you give us any color on sort of what the bookings growth’s been looking like over the last couple of quarters just because it would seem to be, to get to your full year APM number, that business obviously needs to accelerate?

<A – Bob Paul – Compuware Corp.>: Right. There are a few things. Number one is obviously the capabilities that are being brought to market. We did a major release in the spring timeframe, and it’s starting to have – it’s starting to show some impact, but obviously it takes a little bit of time before the global sales organization really gets use of the differentiation and the model around those capabilities.

And it truly is a different way of solving the problem, but that the market believes and the analysts will talk about here shortly being a better way of solving the mobile app and the SaaS environment – the cloud and SaaS environment challenges. So that’s one thing.

The second thing is – I talked a little bit about it, but organizational focus. We continue to get back to work on the cycle rates and the metrics that we had established over a year ago before we had that brief stint where we merged the sales organization. So getting that discipline back in shape is important.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

And then finally, not only with the maturing of the sales force around the new capabilities, there are additional capabilities that I’d prefer not to talk about right this second, but coming out in the early fall timeframe that we believe will add onto the compelling differentiation moving forward.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay. And then just last question, and I’ll turn it over to others – just on Covisint, obviously the absolute growth rate at 27% is great. But relative to sort of the initial guidance for the full year, it’s still sort of below that, which sort of insinuates that there should be some acceleration in the back half of the year. I know you don’t want to talk about specific numbers, it seems like. But can you just give us some idea of why we should feel comfortable that the growth rate should accelerate? And I guess could you give any color around – the deferred application services number’s only up 12%. So what’s not being captured I guess in the billings number that we can see I guess?

<A – Bob Paul – Compuware Corp.>: Okay, so a couple questions there. Number one, we would have been right at the numbers you probably would have expected and provide guidance on. We had a few technical issues on rev rec, and that was the only difference between overachieving and coming in slightly short. So the overall health of the business is very strong. And I got to be very careful here obviously because of where we’re at in the process.

We also have what we feel – what we know to be an extremely strong bookings quarter, which obviously bodes well. As you know, our revenue – you know as well as anybody, our revenue is recognized at the point of going live with projects, and then the subscription builds from there on number of users and also volume of data.

So until we get these projects live, right, obviously you’re not going to see an immediate impact or bump. Those projects that I’ve just talked about and the bookings, in great detail, for obvious reasons, we map those out throughout the year, and we’re very comfortable that we don’t need to change anything that we stated prior.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay, just to sum it up, there’s a lot of projects that seem to be getting close to going live, so you feel comfortable that the billing should accelerate as that occurs.

<A – Bob Paul – Compuware Corp.>: That’s fair.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay. All right, thanks.

Operator:  And our next question today comes from the line of Aaron Schwartz representing Jefferies. Please go ahead, sir.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Hi. Good afternoon. I sort of had a follow-up question on Covisint. If you get more into healthcare opportunity, it seems like those projects might have more politics involved or larger in nature than maybe auto where you’re sort of – you’ve got a longer run rate there. Does that at all hold up the time of the projects going live? Are there just more delays there that are a little bit out of your control even if you have won the business?

<A – Bob Paul – Compuware Corp.>: Yeah, it’s a great observation, Aaron. There are actually two things going on. Number one, for health systems – so just getting into this – that don’t have a clear roadmap of how to become accountable care organizations, there’s some education, and then there’s some additional technical work that does go on that does extend some of the go-live dates.

However, I can tell you that the more of these that we do, we get into these standardized packaged offerings, which allow us to bring even more sophisticated health systems up and running very quickly because there are standard defined templates, standard defined processes and methodologies that we can use – streamline the traditional sort of science project that goes on in some of the original ACOs that we did a couple of years ago and even last year.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

So we still do get stuck – not stuck – we still get involved in some, I would say, complex projects. But more and more we’re able to turn now to standard offerings because we’ve learned for the first two or three years of these ACOs going live.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. And the second question I had on the APM side, I mean, it sounds like you guys are pretty pleased with the spring release. Is that a big part of the new customer addition growth? I mean, did you see that directly with the release?

And then second question would be: with another release coming in the fall, is that just sort of a maintenance-like upgrade, or how do you sort of not freeze new customer addition with something else coming out in the fall?

<A – Bob Paul – Compuware Corp.>: Yeah, well, it’s all very additive and seamless, right? We’re doing in many cases agile development, sprint development to get new capabilities into the product, and then we bundle those up as needed into major product releases.

So let me go back to your first question real quickly. The sense that I’m getting from being on sales calls and being with the sales team and certainly from the business unit leaders is that more of the strength in the first quarter came from just operational focus, and that we’re still just getting the information into the marketplace about how really compelling and differentiated these new capabilities are.

And believe it or not, it sounds like more features and functions, but it’s just as much around simplification, time to value, solving much more complex problems in an easier way. And so what we’re doing is we’re making it easier for our customers. And then as new releases come out typically on a six-month basis, we just continue to add that differentiated gap.

Because of all the work that we did last year, we knew that we had two big releases coming up both the spring and the fall, and each of them has some real compelling value propositions. I went into the spring release in the notes. And we decided to wait to talk about the APM stuff till next quarter and beyond.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. And last quick question probably for Laura. Can you just quantify what the currency impact was in the reported quarter just so we can look at the constant currency growth?

<A – Laura Fournier – Compuware Corp.>: In the quarter, the total of affected revenue was about $7.3 million and the – on the expenses was around $6 million. So the effect net was about $1.5 million.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay, terrific. Thank you very much.

<A – Laura Fournier – Compuware Corp.>: You are welcome.

Operator:  Next we’ll go to Mark Jordan’s line, representing Noble Financial. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Good afternoon. A question again relative to the expectations you have – the impact on currency through the balance of the year. Is the roughly 3% decline all relative to the decline of the euro versus the dollar, or has there been an impact of economic turmoil just reducing or pushing out sales? And related, what is the euro assumption at year end?

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier – Compuware Corp.>: No, I think that where we saw the biggest effect of the currency is just the fact that of the weakening of the euro and strengthening of the dollar. It’s not that – we’ve actually in Europe have seen – we haven’t seen a lot of decline in activity at this point.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Do you have any guidance as to what the assumption of the euros to the dollar that you have baked into the current forecast?

<A – Laura Fournier – Compuware Corp.>: For the current – we did it flat for the rest of year to what it is right now.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay.

<A – Laura Fournier – Compuware Corp.>: Right now the euro’s around $1.21.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Then a question relative to stock comp expense in the quarter – you had $8.3 million. What are your expectations quarterly through the balance of the year for that?

<A – Laura Fournier – Compuware Corp.>: We can get you those numbers. I don’t have them right at the – I don’t have them for the entire year right here, but we can get those for you. But they shouldn’t change significantly.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. So that should be relatively flat?

<A – Laura Fournier – Compuware Corp.>: Right.

<Q – Mark Jordan – Noble Financial Capital Markets>: Sequential quarterly? Okay.

<A – Laura Fournier – Compuware Corp.>: There will be some – with some bonus programs, there may be some additional options going out there, but it should be – it’s fairly small.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Final question relative to the unallocated corporate expense that shows up in the business unit performance presentation – that was $48.6 million. That was lower than any quarter in the previous year. How do you see that trending, and what opportunities do you have for cost reductions to drive that down or hold it flattish over time?

<A – Bob Paul – Compuware Corp.>: Yeah, it’s an important topic for us. The first is a very clear definition of what the total unallocated expenses are. And then we’re doing some work right now, and we have been doing work, which is why you see the reduction in this quarter and some of the impacts of that work. We expect to continue that work.

There won’t be anything sort of monumental or any big-ticket items, but certainly we’re going after everything that we can on the unallocated expenses to get them allocated (A), and then (B) as we go through that process to define whether we can improve or eliminate or just have to continue as usual.

So overall it does represent a corporate initiative for us, and it also presents some opportunity. I think overall we’re going to see margin expansion primarily from top-line growth and eliminating any expenses moving forward as much as possible.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Thank you very much.

<A – Bob Paul – Compuware Corp.>: My pleasure.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
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Operator:  Next we go to Derrick Wood’s line, representing Susquehanna International. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Oh, great, thanks. First wanted to talk about the APM business. So, I mean, it sounds like more of the strength came from the DCRUM product versus the application monitoring product. And, Bob, I think you mentioned that a significant part of that was due to some just better operational focus. Anything else you could talk about in terms of demand for network monitoring and if there’s any change in kind of spend or IT focus there?

<A – Bob Paul – Compuware Corp.>: Yeah. No, first let me make sure we’re clear on the components, right? The dynaTrace – the traditional dynaTrace solution actually had a very strong growth quarter, and we also saw the Data Center RUM rebound. So on the enterprise side of both traditional dynaTrace and DCRUM was strong for the company.

What we are seeing is a slight shift in moving from what we talked about as legacy APM solutions to those solutions that can give us a much broader visibility all the time against a much more complex IT environment. And as you know, you add cloud, you add virtualized environments, you add not a linear network communication stream but very complex networks as information applications flow through, and then the complexity as you get closer to the edge around mobile environments, it’s getting very tricky and the applications are becoming much more important.

So what that means is the companies that can make it much more simplified to handle those complex environments with dynamic base-lining dashboards coming out of the box ready to go, reducing time to value are going to win. And we’ve got just a remarkable head start there and doing a lot of innovation to slay that complexity.

And as a result of that, we’re not only seeing market share growth, taking it away from some of the traditional APM providers, but a higher win rate against some of the smaller, I would say, point-specific solutions. And that bodes well as we get better at educating and selling on the new capabilities that we’ve just brought to market.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: So the dynaTrace technology that’s been added into the Vantage product, is that helping revitalize some growth there?

<A – Bob Paul – Compuware Corp.>: Yes, it is, and I think also that just – I keep on going back to it. It’s the organizational discipline that we’ve asked for and we’ve watched – and the APM leaders, John and Eric, if you know the team lead guys, have just been doing an outstanding job on. And the sales organization has reacted very positively.

There’s been clarity between what solutions are best at solving which problems. And then obviously the dynaTrace capabilities moving into the cloud and working with the Gomez SaaS platform is obviously providing solutions to a much, much bigger problem in the marketplace. So it’s moving up across the board.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: So as you described the capabilities of this platform, it sounds fairly complex. Does that change the nature of the sales cycle? And maybe if you could speak to how pipelines look for Q2 – was there any drainage? Are there any macro impacts, or how you’re feeling there and how you’re feeling about sales cycles?

<A – Bob Paul – Compuware Corp.>: Yeah, let me clarify the first point. The problem is getting much more complex. The work that we did last year is being able to solve those complex problems in a much easier way.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
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And so now as an example, our proof of concepts, which used to take in some cases days and for DCRUM weeks, our average proof of concept has radically come down because we’re able to get the solutions up and running very quickly, solving more complex challenges. So the time to value is solved, the bigger problem solved over a much wider IT domain.

And that means that the sales cycles we should see – I don’t have empirical data on this yet, but we should see the sales cycles actually shrink rather than expand moving forward as we solidify market share leadership and as we add even more automated and simplified capabilities into the product.

As it relates to Q2, we’re feeling very – we’re feeling bullish about Q2. There is no drainage of bringing deals into Q1. We expect the rates that we have projected at the beginning of the year to continue. And I know that, in spite of that, we did have some geographical weaknesses that we’re looking to improve, which actually could further bolster the Q2 results. So overall, feeling very good.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Great. One more if I could – on the Professional Services side, revenue was down. Are you doing anything to adjust capacity as you look at where you want to drive opportunities going forward, especially I think in light of what GM has said and if there’s any impact in your business down the road there? Maybe if you can give us some color on how you’re thinking about the capacity opportunity with Professional Services.

<A – Bob Paul – Compuware Corp.>: Yeah, no. We manage obviously utilization capacity very carefully. We’ve got quite a diverse organization, so there’s many areas that we could apply what I would consider a great technical resource set to many different clients’ problems. So they’re doing very well there, as you can see by the stability and the contribution margin.

I will say that we’re continuing to see a slight trend away from the remaining sort of traditional staff services into what we defined a couple of years ago as set competencies like the mobile application deployment and tying those into backend legacy systems, into performance management assurance, and things like that, and actually some very sophisticated IT projects.

So, yeah, how we manage the bench is very dynamic. And as you know, we’re managing the Professional Services group around margin as much as we are anything else.

As it relates to GM, boy, I could go on for quite awhile about that. We’ve met with some of the top leaders at GM, and those meetings continue. And they’ve made us feel very good about our partnership and expected growth rates in our business with GM, in spite of the strategic trends that they’re moving towards.

As you know in many, many cases we’ve been blocked in certain product categories by outsourced competitors. And as things get moved more in-sourced and the movement to standard product offerings, because of our position in the categories, that creates remarkable opportunities for us. And we’re doing some very, very differentiated work on the services side with GM that we see continuing into the foreseeable future.

So, so far, so good. But it’s a very good question because we’re watching it extremely closely.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay, great. Thanks, guys.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  And our next question comes from the line of Mike Latimore representing Northland Capital. Your line is open.

<Q – Mike Latimore – Northland Securities, Inc.>: Hi, thanks a lot. Good evening.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
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<A>: Hi, Mike.

<Q – Mike Latimore – Northland Securities, Inc.>: Hi, on the Gomez SaaS, do you have a bookings growth rate number there, maybe year-over-year?

<A – Joseph Angileri – Compuware Corp.>: I don’t but we can certainly get that for you.

<Q – Mike Latimore – Northland Securities, Inc.>: Okay. And then you had a really strong APM business obviously. Bob, you just mentioned – you said there was a couple of regions that might have been weak during the quarter for APM. What geographies were those?

<A – Bob Paul – Compuware Corp.>: Yeah, we had – it’s easy to point to the European debt crisis, etc., etc., over there. But we also believe that there’s some performance improvements that we should expect in Europe. And we’re very much focused on that, and we think that we’ve got people there that can help us move that business to the next level.

So we had some degradation in our growth rate expectations in Europe. Some of it I do believe was because of the macroeconomic conditions, but certainly we think that it’s also systemic of some performance issues over there. And it’s just making sure that the same programs that we’ve rolled out in other geographies are consistent and rolled out with equal discipline in certain parts of Europe. And we’ll make sure that happens.

<Q – Mike Latimore – Northland Securities, Inc.>: And then you talked a little bit about where sales cycles could go for APM. What about ASPs? Will they trend – stay the same, trend down, trend up going forward as you kind of sell the various products there?

<A – Bob Paul – Compuware Corp.>: Yeah, we’ve seen a pretty consistent and actually a slight increase in ASPs over the last quarter. I think that was probably weighted by larger deals. We’re seeing more enterprise-wide deals start to crop up, both as customers and also in our prospects and in our pipelines.

And the reason – I believe the reason for that is, if I could use the analogy, that the puck is going where we’ve been investing. And that is very point-specific solutions are not solving the complex enterprise environment problems. And because we’ve got those monitoring capabilities across the entire application delivery chain and making them easier to deploy, etc., etc., I think that is what’s leading us to larger opportunities and in some cases enterprise-wide opportunities.

I would expect that trend to continue. We certainly see that trend continuing in Q2. But obviously that’s another metric that we’re paying close attention to.

<Q – Mike Latimore – Northland Securities, Inc.>: Got it. And then on the Mainframe side, it sounds like you’re expecting maybe more – maybe a push-out of some purchases as opposed to cancellations of purchases. Is that right?

<A – Bob Paul – Compuware Corp.>: Yeah, that is right. We knew the first half of the year was going to be tough for Mainframe. And it’s been slightly tougher than we expected. And it’s mostly I think again macro conditions. And the reason I say that is because we saw that reflected in the IBM MIPS performance numbers, which sort of reaffirmed what we saw going on there.

Renewals haven’t really moved that much for us one way or another. They’ve been pretty consistent for the last decade as far as revenue renewal rates. And then with the announcement that IBM’s got new boxes shipping out in the September timeframe, that also leads up to some short-term – probably some short-term pent-up demand. And in checking with our sales organization, that is in fact pretty accurate.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
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So that’s why we’re reflecting Q2 to be pretty much not too much different from Q1. And then combined with a few initiatives that we have going on, obviously we’ve got a very large program in the performance space with our dynaTrace and Strobe offerings coming into play now in the next few months, which we’re getting really strong market reaction from in a positive way, another new initiative which I alluded to in the script regarding some product services combinations to alleviate the risk associated with the aging workforce. And then obviously IBM releasing a new box is obviously going to release some more of that pent-up demand.

So we do have – we are tracking the detailed numbers very carefully. And we believe that we’re going to make up much of a shortfall in the first half of the year in the second half of the year with some major renewal opportunities and some of the trends I just talked about.

<Q – Mike Latimore – Northland Securities, Inc.>: Great. Thanks a lot.

<A – Bob Paul – Compuware Corp.>: Sure thing.

Operator:  And we’ll go to the line of Jeremy Kahan with Bow Street. Please go ahead.

<Q – Jeremy Kahan – Bow Street LLC>: Hi, guys. Specifically, can you give us an update on what you want to do with the Changepoint and Uniface in the portfolio and if you would consider divesting those non-core assets?

<A – Bob Paul – Compuware Corp.>: Sure. It’s a good question. We’re asked that a lot. I think job one is to – I mean, I’ve always believed that you need to be market leader. And once you get that 30% to 40% market share of whatever you define as a market category, you create that pull. So for the last couple of years, we’ve been really focused on getting a very focused strategy, aligning the organizations and reaping the benefits of that market share growth.

So we’re in the process of doing that. We saw some great numbers last year from Changepoint. And we’re also starting some new initiatives in Uniface. Obviously Uniface is a much more mature product. We’re managing that slightly different, and there’s more of an emphasis on margins.

A couple years ago, I think the valuation associated with Uniface and Changepoint would have been not what we would have expected. We’re not looking to divest either of those assets. Our best course of attack is to make them as strong as possible and see where we go from there.

<Q – Jeremy Kahan – Bow Street LLC>: Great. And then can you also just give us an update on kind of cost savings and expense reduction post-Analyst Day, as you guys kind of are another quarter into this? Kind of how have expectations changed, and what do you think kind of the overall medium-term opportunity is?

<A – Bob Paul – Compuware Corp.>: Sure. I think we had – looking at the big numbers back since the Analyst Day mid-last year or towards the end of last year, we’re looking at the $200 million plus unallocated expenses and some of the shared services numbers, and we thought there’s some big-ticket items here that we can go after. Well, what we’ve realize now, there are some big ticket projects that we can go after that will improve slightly over time. So there were no big dragons that we could slay or massive jumps in the expense line.

However, hopefully as you can see that we are starting to make some progress. And we’re monitoring carefully the costs associated with growth and making sure that those expense rates don’t increase wherever possible. And we think we can at least do that and maybe take a little bit out of the expense line moving forward.

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Compuware Corp.	CPWR	Q1 2013 Earnings Call	July 24, 2012
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So there is a cost associated with growth and with being market leader and the continued investments. We think there’s a lot at stake in continuing those leadership positions. But overall we’re not going to stop the work associated with looking at every single line item, looking at every single efficiency. So I think we’ll see some opportunities there continue, as we did this past quarter.

<Q – Jeremy Kahan – Bow Street LLC>: Great. And then lastly just on the Covisint spin, any updates in terms of timing or when we could expect to see [indiscernible] (49:15)?

<A – Bob Paul – Compuware Corp.>: I would love to tell you. And I got people just scared to death sitting around a table right now, saying please don’t, so I’m not going to. We are absolutely in lockdown right now. They didn’t want me to talk about the numbers – any sort of projection numbers for this year. So I would just say stay tuned, and we’re obviously very excited about the Covisint business unit.

<Q – Jeremy Kahan – Bow Street LLC>: Great. Thank you very much.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  Ladies and gentlemen, we will now conclude the question-and-answer portion of today’s conference call. I’d like to turn the call back over to Ms. Lisa Elkin. Please go ahead.

Lisa B. Elkin, Senior VIce President, Investor Relations, Marketing & Communications

Thank you. At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware. We hope you have a pleasant evening.

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